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                                                                    Exhibit 23.2



                         INDEPENDENT AUDITOR'S CONSENT


We have issued our report dated February 3, 2000, except for Note S, as to which the date is March 22, 2000, accompanying the financial statements of the Bank of Petaluma appearing in the Annual Report on Form 10-KSB as amended by Form 10-KSB/A, of the Bank of Petaluma for the year ended December 31, 1999 contained in the Registration Statement of Greater Bay Bancorp on Form S-4. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the headings "Selected Historical and Pro Forma Financial Data" and "Experts."

/s/ Richardson & Company

Sacramento, California
June 27, 2000